Exhibit 16.1

March 14, 2016
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:
We have read Item 4.01 of the Form 8-K dated March 14, 2016, of Quicksilver Resources Inc. and are in agreement with the statements about our firm contained therein.
Regarding the registrant's statement concerning the lack of internal control to prepare financial statements, included in the fourth paragraph of item 4.01, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant's 2013 financial statements.
/s/ Ernst & Young LLP